As filed with the Securities and Exchange Commission on June 8, 1999
                                                  Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            SAMUELS JEWELERS, INC.
             (Exact name of Registrant as specified in its charter)


            DELAWARE                                     95-3746316
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                        2914 MONTOPOLIS DRIVE, SUITE 200
                               AUSTIN, TEXAS 78741
   (Address, including zip code, of Registrant's principal executive offices)


                  SAMUELS JEWELERS, INC. 1998 STOCK OPTION PLAN
    SAMUELS JEWELERS, INC. 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
            SAMUELS JEWELERS, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN
           RESTRICTED STOCK ISSUANCES TO CERTAIN MEMBERS OF MANAGEMENT
                            (Full title of the plans)

                       ----------------------------------

                            E. PETER HEALEY                                                  COPY TO:
    EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER SECRETARY AND
                               TREASURER                                             CHARLES E. HARRELL, ESQ.
                        SAMUELS JEWELERS, INC.                                      WEIL, GOTSHAL & MANGES LLP
                   2914 MONTOPOLIS DRIVE, SUITE 200                                  700 LOUISIANA, SUITE 1600
                          AUSTIN, TEXAS 78741                                          HOUSTON, TEXAS 77002
                            (512) 369-1400                                                (713) 546-5000
(Name, address and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
                                                       Proposed maximum     Proposed maximum
   Title of securities to be        Amount to be      offering price per   aggregate offering   Amount of registration
           registered                registered           share (2)            price (2)                  fee
-------------------------------------------------------------------------------------------------------------------------
         Common Stock, par
         value $.001 per share      1,200,000 shares(1)     $ 4.50           $ 5,400,000.00            $ 1,501.20
-------------------------------------------------------------------------------------------------------------------------

(1) 500,000 of such shares are issuable upon the exercise of options available for grant under the Samuels Jewelers, Inc. 1998 Stock Option Plan, 250,000 of such shares are issuable upon the exercise of outstanding options granted or options available for grant under the Samuels Jewelers, Inc. 1998 Stock Option Plan for Non-Employee Directors, 200,000 of such shares are issuable upon the purchase of such shares under the Samuels Jewelers, Inc. Employee Stock Purchase Plan and 250,000 of such shares were issued to certain members of management as restricted stock.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the bid and asked prices ($4 1/2) of the Registrant's Common Stock as given on the Nasdaq OTC Bulletin Board (R) on June 3, 1999.

================================================================================

HO1:\72674\12\1K2Q12!.DOC\21901.0001

                                EXPLANATORY NOTE


         Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus that has been prepared in accordance with the requirements of Part I of Form S-3 and that relates to reofferings and resales of shares of Common Stock that have been or may be acquired pursuant to the Samuels Jewelers, Inc. 1998 Stock Option Plan, the Samuels Jewelers, Inc. 1998 Stock Option Plan for Non-Employee Directors, the Samuels Jewelers, Inc. Employee Stock Purchase Plan and the issuances of restricted stock to certain members of management.

                                     PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

                  The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by rule 428(b)(1). Such documents are not required to be and are not filed with Securities and Exchange (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

                  Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Samuels Jewelers, Inc. 1998 Stock Option Plan, the Samuels Jewelers, Inc. 1998 Stock Option Plan for Non-Employee Directors, the Samuels Jewelers, Inc. Employee Stock Purchase Plan and the issuances of restricted stock to certain members of management (collectively, the "Plans") are available to participants in the Plans without charge by contacting:

                             Samuels Jewelers, Inc.
                        2914 Montopolis Drive, Suite 200
                               Austin, Texas 78741
                                 (512) 369-1400

              Attention: E. Peter Healey, Executive Vice President,
                Chief Financial Officer, Secretary and Treasurer

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents are incorporated by reference in this Registration Statement:

                  (a) Barry's Jewelers, Inc.'s (Registrant's predecessor in interest) Annual Report on Form 10-K for the fiscal year ended May 30, 1998, filed with the Commission pursuant to the Exchange Act on August 28, 1998 (File No. 0-15017), and including any amendment or report filed for the purpose of updating the report;

                  (b) the description of the Registrant's Common Stock contained in the Company's Current Report on Form 8-K filed on October 6, 1998 (File No. 0-15017), including any amendment or report filed for the purpose of updating such description; AND

                  (c) all other reports filed by the Registrant, including its predecessor in interest Barry's Jewelers, Inc., pursuant to Sections 13(a) or 15(d) of the Exchange Act since May 30, 1998.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of the Registrant's Common Stock offered hereby have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                  Any statement or information contained herein or in any document all or part of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement or information contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Registrant's Certificate of Incorporation (the "Certificate of Incorporation") provides that each person who was or is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant will be indemnified by the Registrant, to the full extent permitted by the Delaware General Corporation Law (the "DGCL").

                  Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

                  The Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit. The Certificate of Incorporation further provides that neither amendment nor repeal of such provision nor the adoption of any term of the Certificate of Incorporation inconsistent with such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such amendment, repeal or adoption of such inconsistent provision.

                  The Registrant maintains a standard form of officers' and directors' liability insurance policy that provides coverage to the Registrant and the officers and directors of the Registrant for certain liabilities.

                  The foregoing summaries are necessarily subject to the complete text of the statutes, the Certificate of Incorporation, the indemnification agreements and the insurance policy referred to above and are qualified in their entirety by reference thereto.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.  EXHIBITS.

                  The Exhibits to this Registration Statement are listed in the Index to Exhibits on page 10 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

                  (a) The undersigned Registrant hereby undertakes:

                        (1) To file, during any period in which offers or sales
                  are being made, a post-effective amendment to this Registration Statement:

                              (i) To include any prospectus required by Section
                        10(a)(3) of the Securities Act of 1933, as amended;

                              (ii) To reflect in the prospectus any facts or
                        events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                              (iii) To include any material information with
                        respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and

                  Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

                        (2) That, for the purpose of determining any liability
                  under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                               REOFFER PROSPECTUS

                        1,200,000 Shares of Common Stock

                             SAMUELS JEWELERS, INC.

                          -----------------------------

                  This prospectus (the "Prospectus") relates to the offer and sale of up to 1,200,000 shares of Common Stock, par value $.001 per share ("Common Stock"), of Samuels Jewelers, Inc., a Delaware corporation (the "Company"). The shares offered hereby (the "Offered Shares") have been or may be acquired by Controlling Stockholders (as named herein under "Controlling Stockholders") pursuant to:

o       the Samuels Jewelers, Inc. 1998 Stock Option Plan (the "1998 Stock
        Option Plan")

o the Samuels Jewelers, Inc. 1998 Stock Option Plan for Non-Employee Directors (the "1998 Director Plan")

o the Samuels Jewelers, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan")

o the issuances of restricted stock to certain members of management (the "Restricted Stock Issuances")

                  The Offered Shares are being offered and sold by and for the account of the Controlling Stockholders. All expenses incurred in connection with the registration of the Offered Shares will be paid by the Company, with certain exceptions. See "Controlling Stockholders." The Company will not receive any of the proceeds from the sale hereby of the Offered Shares by any Controlling Stockholder.

                  The Controlling Stockholders may offer and sell any or all of the Offered Shares from time to time in the following methods:

o       one or more transactions on the Nasdaq OTC Bulletin Board(R)

o       one or more brokerage transactions

o       one or more privately negotiated transactions

The prices at which the Offered Shares shall be sold may be determined in any one of the following ways:

o       at market prices prevailing at the time of sale

o       at prices related to such prevailing market prices

o       at negotiated prices or at fixed prices

The Offered Shares may be offered and sold from time to time in any manner permitted by law. To the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Offered Shares being offered thereunder and the terms of such offering. See "Plan of Distribution."

                  The Common Stock is listed on the Nasdaq OTC Bulletin Board(R). On June 3, 1999, the last reported sale price of the Common Stock on the NASD Bulletin Board was $ 4 1/2 per share.

                          -----------------------------

                  SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                          -----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          -----------------------------

                   The date of this Prospectus is June 8, 1999

This Prospectus contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "believe," "expect," "intend," "will," "could," "may" and similar expressions are intended to identify certain forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the risks described under the caption "Risk Factors." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed or otherwise indicated. Consequently, all of the forward-looking statements made or incorporated by reference in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; Citicorp Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

                  The Company has filed with the Commission a registration statement on Form S-8 (the "Registration Statement") under the Securities Act with respect to the Offered Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

                  The Common Stock is listed on the Nasdaq OTC Bulletin Board(R). Reports, proxy statements and other information concerning the Company may be inspected at the offices of the Nasdaq Bulletin Board(R).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference into this
Prospectus:

                  (a) Barry's Jewelers, Inc.'s (the Company's predecessor in interest) Annual Report on Form 10-K for the fiscal year ended May 30, 1998, filed with the Commission pursuant to the Exchange Act on August 28, 1998, and including any amendment filed for the purpose of updating the report;

                  (b) the description of the Company's Common Stock contained in the Company's Current Report on Form 8-K filed on October 6, 1998 (File No. 0-15017), including any amendment or report filed for the purpose of updating such description; and

                  (c) all other reports filed by the Company, including its predecessor in interest Barry's Jewelers, Inc., pursuant to Sections 13(a) or 15(d) of the Exchange Act since May 30, 1998.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

                  Any statement or information contained herein or in any document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement or information contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to E. Peter Healey, Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Samuels Jewelers, Inc., 2914 Montopolis Drive, Suite 200, Austin, Texas 78741, telephone number (512) 369-1400.

                                  RISK FACTORS

                  You should carefully consider the risks described below before making an investment decision. The risks and uncertainties below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RECENT EMERGENCE FROM CHAPTER 11/HISTORY OF OPERATING LOSSES

                  The Company is the successor corporation to Barry's Jewelers, Inc. ("Barry's"), which emerged on October 2, 1998 from bankruptcy proceedings that Barry's had instituted on May 11, 1997. Barry's had also emerged from prior bankruptcy proceedings just over six years ago in 1992. We believe that Barry's lack of success may be attributed to the following:

o       failed merchandising programs

o       poor credit underwriting practices

o       cash flow constraints

o       excessive collection costs

o poor inventory controls and below average percentage of consignment inventory

o       executive attrition

o       restrictive financing arrangements

o ineffective investments in technology and resulting excessive administrative costs

INDEBTEDNESS OF THE COMPANY

                  On October 2, 1998, the Company entered into a three year, $50 million financing agreement with Foothill Capital Corporation. As of February 27, 1999, we have approximately $42.1 million of long-term debt and $7.9 million available for borrowing under the financing agreement. The Company heavily relies on this source of funding and would likely suffer significant financial difficulty if restrictions were imposed on its ability to receive further amounts under the financing agreement or were it to suffer an event of default under the financing agreement. See "Restrictions Imposed By Terms of Indebtedness."

                  The Company has significant operating lease obligations related to our stores.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

                  Our revolving loan agreement contains certain covenants that limit our activities with regard to the following:

o       incurrence of additional indebtedness

o      the payment of dividends
o      the redemption of capital stock
o      the making of certain investments
o      the issuance of guarantees
o      transactions with affiliates
o      asset sales
o      certain mergers and consolidations.

                  In addition, the revolving loan agreement contains other restrictive covenants which require us to satisfy certain financial tests. Our ability to comply with such covenants and to satisfy such financial tests may be affected by events beyond our control.

                  A breach of any of the covenants under our revolving loan agreement could result in an event of default. In the event of a default under the revolving loan agreement, the lenders could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and could terminate all commitments thereunder.

IMPACT OF GENERAL ECONOMIC CONDITIONS

                  Jewelry purchases are discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions that affect disposable consumer income such as:

o       employment
o       wages and salaries
o       business conditions
o       interest rates
o       availability of credit
o       taxation

We may be affected by these factors even if they exist only in the regional and local markets where we operate. There can be no assurance that consumer spending will not be adversely affected by general economic conditions and negatively impact our results of operations or financial conditions.

                  In addition, we are a mall-based jewelry retail chain and are dependent upon the continued popularity of malls as a shopping destination. We are also dependent on the ability of malls, their tenants and other mall attractions to generate customer traffic for its stores. There can be no assurance that mall traffic will not decrease and negatively impact our business.

                  Any significant deterioration in general economic conditions or increases in interest rates may inhibit consumers' use of credit and cause a material adverse affect on our net sales and profitability. Furthermore, any downturn in general or local economic conditions in the markets in which we operate could materially adversely affect our collection of outstanding customer accounts receivables.

COMPETITION

                  We operate in a highly competitive retail jewelry market. Numerous other companies, including publicly and privately held independent stores and small retail chains, department stores, catalog showrooms, direct mail suppliers and television home shopping networks, compete against us on both national and regional levels. Certain of our competitors are much larger than us and have greater financial resources.

                  The malls and shopping centers in which we operate generally contain several other national chain or independent jewelry stores, as well as one or more jewelry departments located in the "anchor" department stores.

                  Factors beyond our control often affect our competitive environment, such factors including consumer preferences, economic conditions, population/demographics and traffic patterns.

SEASONALITY

                  We greatly depend on the success of our "Christmas selling season" for our success. The success of our Christmas season depends on many factors beyond our control, including general economic conditions and industry competition. Sales during the Christmas selling season typically account for approximately 25% of net sales and almost all of annual earnings. Net sales were $30.2 million during our 1998 Christmas selling season.

                  Barry's experienced significant operating losses during the 1997 fiscal year, including an operating loss of $6.8 million for its third quarter, which included the Christmas selling season. Although we had operating income of $3.8 million for the third quarter of fiscal 1999, which included the 1998 Christmas selling season, such results cannot be considered predictive of future success.

SUPPLY AND PRICE FLUCTUATIONS

                  The marketing arm of DeBeers Consolidated Mines, Ltd., the Central Selling Organization ("CSO"), possesses considerable influence over the world supply and price of diamonds, supplying approximately 80% of the world's demand for rough diamonds over the past several years.

                  The continued availability of diamonds to our suppliers is materially dependent on the political and economic situation in South Africa. While several other countries also supply diamonds, we cannot predict with certainty the effect on the overall supply or price of diamonds in the event of an interruption of diamond supply from South Africa or CSO.

                  The Company is subject to other supply risks, including fluctuations in the prices of precious gems and metals. Presently, we do not engage in any activities to hedge against possible fluctuations in the prices of precious gems and metals. If fluctuations in these prices are unusually large or rapid and result in prolonged higher or lower prices, we cannot assure that the necessary retail price adjustments can be made quickly enough to prevent us from being adversely affected.

DEPENDENCE ON KEY PERSONNEL

                  In 1997, Barry's hired Randy N. McCullough, our President and Chief Executive Officer and we have retained or recruited a number of other senior executives and other key employees. We are dependent on these personnel, who have been instrumental in designing and implementing our recent initiatives and are involved in the strategies, for our future growth and profitability.

                  The loss of services of Mr. McCullough could have a material adverse effect on our results of operations and financial condition. There can be no assurance that we will be able to attract and retain additional qualified personnel as needed in the future. We do not maintain key-man life insurance on our senior executives or other key employees.

REGULATION

                  Our operations are affected by numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts. The laws also place limitations on the maximum amount of finance charges that may be charged by a credit provider. Credit providers do not generally possess recourse rights against us in situations where our customers fail to make their credit payments. Any change in the regulation of credit could adversely affect our results of operations or financial condition.

                  Our practices are also subject to review in the ordinary course of business by the Federal Trade Commission. We believe that we are currently in material compliance with all applicable state and federal regulations. However, there can be no assurance that a failure to comply with applicable regulations will not have a material adverse effect on us.

                  A substantial amount of merchandise in the retail jewelry industry is commonly sold at a discount to the "regular" or "original" price. A number of states in which we operate have regulations which require that the retailers offering merchandise at discounted prices must offer the merchandise at the regular or original prices for stated periods of time. We believe that we are in compliance with all such applicable laws.

MARKET FOR THE SHARES

                  Initially, our common stock may lack a healthy market because we have undergone two separate Chapter 11 reorganizations in the last six years. These two bankruptcy proceedings may create a lack of confidence in our future performance and, correspondingly, in the market for our shares.

                  Nasdaq National Market suspended trading in Barry's common stock on July 11, 1997. Neither Barry's nor the Company's common stock has traded on a national exchange or on Nasdaq's National Market or Small Cap markets since that time. Barry's traded on the "pink sheets" following its delisting until it was merged into the Company. While our common stock now trades on Nasdaq's OTC Bulletin Board(R), we cannot ensure that the market for our common stock will be as liquid as if it traded on a national exchange or on Nasdaq's National Market or Small Cap markets.

YEAR 2000 COMPLIANCE

                  Many existing computer systems and applications use only two digits to identify a year in the date field without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000 and beyond. The Company is planning to contract with a third party with a year 2000 compliant operating system to provide billing and collections for the Company. The Company is also currently exploring the feasibility of licensing other existing collection systems should the Company be unable to outsource the billing and collections functions by the year 2000. If the Company should fail to find compliance solutions for its billing and collection functions as set forth, it could pose significant operational problems or result in costs that would have a material adverse impact on its financial condition or results of operations.

TAX LOSS CARRYFORWARDS

In the event of an ownership change of a corporation, the Internal Revenue Code places potential limitations on the new owner's use of the net operating losses that the corporation incurred prior to the ownership change. This may limit the Company's use of net operating losses previously recorded by Barry's.

                                   THE COMPANY

                  The Company is a chain of specialty retail jewelry stores generally located in regional shopping malls. The Company's stores offer fine jewelry items in a wide range of styles and prices, with a principal emphasis on diamond and gemstone jewelry. As of May 1, 1999, the Company operated 115 retail jewelry stores, principally in California, Texas, Arizona, Utah, North Carolina, Colorado, Idaho, Montana and Indiana. As measured by the number of retail locations, the Company is one of the larger specialty retailers of fine jewelry in the country. The Company's principal executive offices are located at 2914 Montopolis Drive, Suite 200, Austin, Texas 78741, and its telephone number is
(512) 369-1400.

                  The Company changed its fiscal year end during 1998 from May 31 to the Saturday closest to May 31. The Company's fiscal year ended May 30, 1998 may be referred to herein as such, or, where it is more convenient for comparison with the prior fiscal year, it may be described as the fiscal year ended May 31, 1998.
Either description references the actual fiscal year ended May 30, 1998.

EMERGENCE FROM CHAPTER 11 REORGANIZATION

                  Barry's filed a plan of reorganization on April 30, 1998 with the bankruptcy court, and the bankruptcy court confirmed the plan, with certain modifications, on September 16, 1998. The Company emerged from the bankruptcy proceedings on October 2, 1998. The plan provided for the following:

            o payment in full of certain administrative claims, tax claims, bank secured claims and other allowed secured claims

            o distribution of 2.5 million shares of our common stock to Barry's bondholders in exchange for their allowed claims

            o distribution of 2.25 million shares of our common stock in exchange for $15 million in a new equity cash infusion

            o payment of allowed claims of general unsecured creditors at a rate of $0.15 for each dollar of their allowed claims

            o issuance of 263,158 warrants to purchase our common stock to stockholders in exchange for their shares of Barry's common stock

            o merger of Barry's into our company, changing its name to Samuels Jewelers, Inc. and reincorporating as a Delaware corporation.

                  In addition, Foothill Capital Corporation agreed to provide the Company with a new fully secured line of credit of up to $50,000,000. On October 2, 1998, the Company drew down approximately $32 million from this line of credit. These borrowings along with the $15 million new cash equity infusion were used to pay off Barry's previous line of credit balance with Bank Boston.

                                 USE OF PROCEEDS

                  The Company will not receive any of the proceeds from the sale of shares which may be sold for the respective accounts of the Controlling Shareholders pursuant to this Prospectus. All such proceeds, net of brokerage commissions, if any, will be received by the Controlling Stockholders. See "Controlling Stockholders" and "Plan of Distribution."

                            CONTROLLING STOCKHOLDERS

                  This Prospectus relates to shares of Common Stock that have been or may be acquired by certain directors and key current employees of the Company (collectively, the "Controlling Stockholders"), certain of whom may be deemed to be an "affiliate" of the Company, pursuant to (1) the exercise of stock options granted to such persons under the 1998 Stock Option Plan, the 1998 Director Plan and the Stock Purchase Plan, and/or (2) restricted stock awards granted to such persons under separate Restricted Stock Agreements.

                 The following table sets forth, as of the date hereof, (1) the name of each Controlling Stockholder, and such Controlling Stockholder's office or position with the Company (or former office or position if no longer employed by the Company), (2) the number of shares of Common Stock beneficially owned by the Controlling Stockholder prior to the offering of the Offered Shares hereby,
(3) the number of shares of Common Stock that may be offered hereby and (4) the number of shares of Common Stock beneficially owned by the Controlling Stockholder after the completion of the offering and sale of the Offered Shares (assuming that all Offered Shares are sold). Such number of shares of Common Stock beneficially owned by each Controlling Stockholder prior to the offering of the Offered Shares is based on information furnished to the Company by such Controlling Stockholder and/or set forth in the Company's Common Stock ledger.

                                                                                     SHARES OF COMMON STOCK
 NAME OF CONTROLLING STOCKHOLDER   SHARES OF COMMON STOCK   SHARES OF COMMON STOCK     BENEFICIALLY OWNED
 AND OFFICE OR POSITION WITH THE     BENEFICIALLY OWNED      THAT MAY BE OFFERED       AFTER COMPLETION OF
             COMPANY                PRIOR TO THE OFFERING           HEREBY              THE OFFERING (1)
 -------------------------------     ------------------      -------------------       -------------------
Randy N. McCullough                       111,000+                 100,000+                     0
   President and Chief
   Executive Officer

E. Peter Healey                            77,000+                  75,000+                     0
   Executive Vice President,
   Chief Financial Officer,
   Secretary and Treasurer

Chad C. Haggar                             25,000+                  25,000+                     0
    Vice President - Operations

Bill R. Edgel                              25,000+                  25,000+                     0
    Vice President - Marketing

Paul Hart                                  25,000+                  25,000+                     0
    Vice President - MIS

David Barr*..................                 0                        0                        0

David J. Breazzano*..........           1,792,439(2)                   0                        0

Ken D'Amato*.................                 0                        0                        0

David H. Eisenberg*..........                 0                        0                        0

Jerry Winston*...............                 0                        0                        0


-----------------------------------

*  Director

(1)      Assumes that all Offered Shares are sold.

(2) With respect to all of such shares, Mr. Breazzano shares voting and dispositive power as a member of DDJ Capital Management, LLC, who owns all of such shares, but as to which he disclaims beneficial ownership.

+        Only 25% of the shares that may be offered hereby are currently vested.
The remaining amount will vest 25% on each of the next three anniversary dates from the date of grant (October 2, 1998).

                  The Company may at any time and from time to time suspend, permanently or temporarily, or otherwise prohibit any offering or sale of the Offered Shares pursuant to this Prospectus. In connection with the registration of the Offered Shares under the Securities Act, and the offering and sale thereof hereby, each Controlling Stockholder will be deemed to have agreed with and represented to the Company that (1) the number of shares of Common Stock represented to be beneficially owned by such Controlling Stockholder is correct,
(2) from and after such Controlling Stockholder's receipt of notice from the Company that the Company is suspending or prohibiting the offering or sale of the Offered Shares pursuant to this Prospectus, such Controlling Stockholder may not and will not use this Prospectus to offer or sell any of such Controlling Stockholder's then unsold Offered Shares and will forthwith discontinue disposition of its Offered Shares pursuant to the Registration Statement until such time, if any, as the Company notifies such Controlling Stockholder that such offers and sales may be recommenced, and (3) any purchase or sale of the Offered Shares by or for the account of such Controlling Stockholder will be effected in compliance with all applicable federal and state securities laws, including the Securities Act and the applicable rules and regulations promulgated thereunder.

                  All expenses incurred in connection with the registration under the Securities Act of the Offered Shares will be paid by the Company, except that the Company will not be liable for any selling or other fees or expenses incurred by the Controlling Stockholders.

                              PLAN OF DISTRIBUTION

                  Any or all of the Offered Shares owned by a Controlling Stockholder may be offered and sold from time to time by and for the account of such Controlling Stockholder. The Company will not receive any of the proceeds from the sale hereby of the Offered Shares by any Controlling Stockholder.

                  The Controlling Stockholders may offer and sell any or all of the Offered Shares from time to time in one or more transactions on the Nasdaq OTC Bulletin Board(R), in one or more brokerage transactions or in one or more privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Offered Shares may be offered and sold from time to time in any manner permitted by law, including directly to one or more purchasers and to or through underwriters, brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Controlling Stockholders or the purchasers of Offered Shares for whom such underwriters, brokers, dealers and agents may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and any Controlling Stockholder with respect to the offering and sale of the Offered Shares. The Controlling Stockholder and any underwriters, brokers, dealers or agents to or through whom sales of the Offered Shares are made hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts or other compensation paid to such persons and any profit realized by such persons on the resale of Offered Shares as principals may be deemed to be underwriting compensation under the Securities Act.

                  To the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Offered Shares being offered pursuant thereto and the terms of such offering, including the names of the underwriters, any discounts, concessions, commissions and other items constituting compensation to underwriters, brokers, dealers or agents, the public offering price of the Offered Shares and any discounts, concessions or commissions allowed or reallowed or paid by underwriters to dealers.

                  To comply with the securities laws of certain states, if applicable, the Offered Shares will be offered and sold in such jurisdictions only through registered or licensed brokers or dealers.

                  The Controlling Stockholders may agree to indemnify any underwriter, broker, dealer or agent that participates in transactions involving sales of the Offered Shares against certain liabilities, including liabilities arising under the Securities Act.

                  Any or all of the Offered Shares may be offered and sold pursuant to Rule 144 promulgated under the Securities Act rather than pursuant to this Prospectus.

                                     EXPERTS

                  The financial statements of Barry's Jewelers, Inc. as of May 31, 1998 and 1997 and for each of the three years in the period ended May 31, 1998, and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Barry's Jewelers, Inc.'s ability to continue as a going concern as a result of the filing for reorganization under Chapter 11 of the Federal Bankruptcy Code), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

                  The validity of the Offered Shares offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Houston, Texas.

                              --------------------

                  No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Controlling Stockholders or any other person. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates nor any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                      -------------------------------------


                                TABLE OF CONTENTS

                                                                Page
                                                                ----


Available Information............................................P-2
Incorporation of Certain Documents by Reference..................P-3
Risk Factors.....................................................P-4
The Company......................................................P-9
Use of Proceeds.................................................P-10
Controlling Stockholders........................................P-10
Plan of Distribution............................................P-12
Experts.........................................................P-13
Legal Matters...................................................P-13



                                    1,200,000
                                     SHARES
                                 OF COMMON STOCK



                             SAMUELS JEWELERS, INC.



                   -------------------------------------------
                               REOFFER PROSPECTUS
                   ------------------------------------------

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 7, 1999.


                                   SAMUELS JEWELERS, INC.

                                   By: /s/ Randy N. McCullough
                                       --------------------------------------
                                       Randy N. McCullough
                                       President and Chief Executive Officer



                                POWER OF ATTORNEY

                  Each person whose signature appears below hereby constitutes and appoints Randy N. McCullough and E. Peter Healey, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                    Title                       Date
                ---------                                    -----                       ----

/s/ Randy N. McCullough                                  President and               June 7, 1999
-----------------------------------------            Chief Executive Officer
Randy N. McCullough                               (principal executive officer


/s/ E. Peter Healey                                Executive Vice President,         June 7, 1999
-----------------------------------------           Chief Financial Officer
E. Peter Healey                                          and Secretary
                                                 (principal financial officer)


/s/ Robert J. Herman                             Vice President and Controller       June 7, 1999
-----------------------------------------       (principal accounting officer)
Robert J. Herman


/s/ David Barr   .                                         Director                  June 7, 1999
-----------------------------------------
David Barr


/s/ David J. Breazzano                                     Director                  June 7, 1999
-----------------------------------------
David J. Breazzano


/s/ Ken D'Amato                                            Director                  June 7, 1999
-----------------------------------------
Ken D'Amato


/s/ David H. Eisenberg                                     Director                  June 7, 1999
-----------------------------------------
David H. Eisenberg


/s/ Jerry Winston.                                         Director                  June 7, 1999
-----------------------------------------
Jerry Winston


                                INDEX TO EXHIBITS

Exhibit
Number                                  Exhibit
------                                  -------

4.1 Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated September 16, 1998 (File No. 0-15017)).

4.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated September 16, 1998 (File No. 0-15017)).

5.1         Opinion of Weil, Gotshal & Manges LLP.

10.1 Samuels Jewelers, Inc. 1998 Stock Option Plan (incorporated herein by reference to Annex A to the Registrant's Proxy Statement on
            Schedule 14A dated October 21, 1998 (the "1998 Proxy Statement").

10.2 Samuels Jewelers, Inc. 1998 Stock Option Plan for Non-Employee Directors (incorporated herein by reference to Annex B to the 1998 Proxy Statement).

10.3 Samuels Jewelers, Inc. Employee Stock Purchase Plan (incorporated herein by reference to Annex C to the 1998 Proxy Statement).

10.4 Restricted Stock Agreement dated October 2, 1998 between Samuels Jewelers, Inc. and Randy N. McCullough.

10.5 Restricted Stock Agreement dated October 2, 1998 between Samuels Jewelers, Inc. and E. Peter Healey.

10.6 Restricted Stock Agreement dated October 2, 1998 between Samuels Jewelers, Inc. and Chad C. Haggar.

10.7 Restricted Stock Agreement dated October 2, 1998 between Samuels Jewelers, Inc. and Bill R. Edgel.

10.8 Restricted Stock Agreement dated October 2, 1998 between Samuels Jewelers, Inc. and Paul Hart.

23.1        Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1).

23.2        Consent of Deloitte & Touche LLP.

24.1 Power of Attorney (set forth on the signature page to the Registration Statement).